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                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to the inclusion in this report on Form 8-K of GeoCities of our report dated June 2, 1998, except for the effects of the stock split described in Note 2 as to which the date is July 21, 1998 and the restatement portion of
Note 2 as to which the date is February 19, 1999, on our audits of the financial statements of GeoCities as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997.

/s/ PricewaterhouseCoopers LLP
Woodland Hills, California
February 23, 1999